Exhibit 97.1

COMPENSATION CLAWBACK POLICY
IAC Inc.
(effective April 2023)
RECOVERY

If IAC Inc. (the “Company”) is required to undertake a Restatement, then the Company shall recover, reasonably promptly, all Recoverable Compensation from any Covered Person during the Applicable
Period unless the Committee determines it Impracticable to do so.

The Compensation and Human Capital Committee (the “Committee”) has sole discretion to administer this policy and, subject to applicable law, may seek to recover such Recoverable Compensation by requiring any Covered Person to repay such amount to the Company, an adjustment to future cash or equity-based compensation payments or awards, by set-off of a Covered Person’s other compensation or by such other means or combination of means as the Committee, in its sole discretion, determines to be appropriate.

DEFINITIONS

For purposes of this policy, the following terms shall have the following meanings:

“Applicable Period” means the three completed fiscal years of the Company immediately preceding the earlier of: (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to undertake a Restatement. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Company’s Board of Directors.

“Covered Person” means any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company. For the avoidance of doubt, a Covered Person may include a former Executive Officer that left the Company, retired or transitioned to an employee role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Exchange” means the Nasdaq Stock Market.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including non-GAAP financial measures, such as those appearing in the Company’s earnings releases or periodic filings with the U.S.
Securities and Exchange Commission), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include (but are not limited to) measures based on:
revenue, net income, operating income, financial ratios, Adjusted EBITDA, EBITDA, liquidity measures, return measures (such as return on assets), profitability of one or more segments, revenue per user, cost per employee, stock price and total shareholder return.

“Impracticable” means the Committee may determine in good faith that recovery of Recoverable Compensation is “Impracticable” if: (i) pursuing such recovery would violate applicable law and the Company provides an opinion of counsel to that effect to the Exchange, (ii) the direct expense paid to a third party to assist in enforcing this policy would exceed the Recoverable Compensation and the Company has:

(A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover such amounts to the Exchange or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended.

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received.” Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

“Recoverable Compensation” means the amount of any Incentive-Based Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement. For the avoidance of doubt, Recoverable Compensation does not include any Incentive-Based Compensation Received by a person: (i) before such person began service in a position or capacity meeting the definition of a “Covered Person” or (ii) during any period that the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For Incentive-Based Compensation (calculated on a pre-tax basis) based on stock price or total shareholder return, where the Recoverable Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the Recoverable Compensation shall be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and documentation of such reasonable estimate shall be provided to the Exchange.

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

NO INDEMNIFICATION OR REIMBURSEMENT

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss under this policy and in no event shall the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Compensation under this policy.

ADMINISTRATION OF POLICY

The Committee shall have full authority to administer this policy. Actions of the Committee pursuant to this policy shall be taken by the vote of a majority of its members. The Committee shall, subject to the provisions of this policy, make such determinations and interpretations and take such actions in connection with this policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive.

OTHER LAWS

The remedies under this policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies or other authorities. Further, the exercise by the Committee of any rights pursuant to this policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer or other Covered Person subject to this policy. To the extent applicable, this policy will be administered in a manner that complies with applicable law and listing exchange requirements and shall be interpreted and construed accordingly.

AMENDMENT & TERMINATION

Subject to compliance with Section 10D of the Securities Exchange Act of 1934, as amended, and Nasdaq Listing Rule 5608, the Committee or the Board may amend or terminate this policy at any time.

INTERPRETATION & ENFORCEMENT
This policy will be interpreted and enforced, and appropriate disclosures and other filings with respect to this policy will be made, in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the Exchange listing standards.

EFFECTIVENESS

Except as otherwise determined in writing by the Committee, this policy shall apply to any Incentive- Based Compensation that is Received by Covered Persons prior to or following the effectiveness of this policy.